Exhibit 10.1

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”), made effective as of May 12, 2016 (the “Effective Date”), is by and between Hard Rock Solutions, LLC, a Utah limited liability company, whose address is 1583 East. 1700 South, Vernal, Utah 84078 (“Supplier”), and Drilling Tools International, Inc., a Louisiana Corporation, whose address is 3701 Briarpark Dr., Suite 150, Houston, TX 77042 (“Distributor”) (Supplier and Distributor being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, Supplier has developed and owns solely and exclusively a product more particularly described in Exhibit “A” hereto, referred to as the “Drill N Ream” (the “DNR”);

WHEREAS, Supplier desires to engage Distributor as the exclusive distributor of DNR units (the “DNR Units”) in the "Territory," as that term is defined in Exhibit “B” hereto; and

WHEREAS, Distributor desires to accept such engagement; and

WHEREAS, the Parties are willing to agree to the terms and conditions hereof with respect to such engagement and rights.

NOW, THEREFORE, for and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Distribution.

a.           Supplier hereby grants to Distributor, and, subject to the provisions set forth herein, Distributor hereby acquires from Supplier, the exclusive right to distribute and market, by lease or rental, and to provide certain limited servicing thereof for, all DNR Units in the Territory. For the avoidance of doubt, Distributor shall not have the right to sell the DNR Units within or outside the Territory, except in connection with an assignment of this Agreement as allowed hereby. The rights granted herein shall apply to all future enhancements, revisions, and new versions of the DNR Units.

b.           Distributor shall use commercially reasonable efforts to lease or rent DNR Units in the Territory.

c.           Subject to the provisions of this Agreement, Distributor may:

i.	Market DNR Units in any manner it sees fit, within its sole and absolute discretion;

ii.	Invoice, collect and retain payments from its customers, subject to obligations imposed hereby to pay Supplier a portion of same; and

iii.	Use one or more agents or sub-distributors in the exercise of its rights hereunder. All sub-agents, or sub-distributors, if utilized, will be required to adhere to the same quality standards and deploy procedures as are required of Distributor by Supplier hereunder.

d.           Upon receipt of written notice from Distributor of its desire to market and distribute any of Supplier’s products other than the DNR (the “Other Products”), and provided Distributor is in compliance with the provisions of this Agreement, Supplier will provide Distributor with a period of six (6) months in which to evaluate the feasibility of distributing such Other Products, so long as the right to do so does not violate any other agreement to which Supplier is now a party. The decision to grant Distributor the right to distribute any of the Other Products shall be made by Supplier in its sole, reasonable discretion.

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2.	Supply; Minimum Requirement.

a.           Supplier shall sell to Distributor, and Distributor shall purchase from Supplier, the DNR Units ordered by Distributor subject to, and in accordance with, the terms of this Agreement. The number of DNR Units ordered by Distributor shall be as set forth in Exhibit “C” hereto.

b.           Supplier shall deliver to Distributor the number of DNR Units within the time periods set forth below after an order is given by Distributor to Supplier, subject to prior pending orders from Distributor to Supplier (the “Delivery Deadline”) based on the size of the order as follows:

i.	30 or less of the 475 DNR Units – 30-45 days;
ii.	20 or less of the 675 DNR Units – 30-45 days; and
iii.	10 or less of the 800 DNR Units – 45-60 days.

If Supplier fails to deliver any number of DNR Units specified above by the Delivery Deadline, the purchase price for each Unit shall be reduced by ten percent (10%) for each week by which delivery of same is delayed beyond the deadline, except to the extent such delay is caused by force majeure. In the event Distributor places an order for a number of DNR Units in excess of the amounts specified above, the Parties shall, in good faith, agree on a reasonable delivery period. In the event Distributor markets any Other Products, the Parties shall, in good faith, agree on the amount or amounts of each such Other Product to be delivered by Supplier by the Delivery Deadline.

c.           Delivery of all DNR Units, either to Distributor or Supplier, shall be at Distributor’s sole cost, risk and expense, F.O.B. (free on board) the carrier of Distributor’s choosing. Title to and risk of loss of the DNR Units shall be Distributor’s upon delivery of possession of the DNR Units to Distributor or Distributor’s common carrier, but otherwise on Supplier. Distributor shall bear all expenses of demurrage, transportation and storage charges for the DNR Units from and after such delivery by Supplier, including without limitation, expenses while awaiting loading at point of embarkation or debarkation.

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d.           After Distributor purchases DNR Units, Supplier shall provide additional Units (“Back-Up Units”) reasonably requested by Distributor until such time as Supplier shall have provided to Distributor all Units ordered by Distributor for 2016. Notwithstanding the foregoing to the contrary, Supplier shall only be required to provide Back-Up Units to the extent of any existing Supplier Unit inventory, and Supplier’s obligation to provide Back-Up Units shall be subject to Supplier’s reasonable good faith evaluation of Distributor’s need for such Back-Up Units. Back-Up Units shall initially be provided at no initial cost to Distributor (other than the cost of shipping and delivery); provided, however, if a Back-Up Unit is used by Distributor or an end user more than two times, Distributor shall purchase such Back-Up Unit at the stated prices for the applicable DNR Unit less the prior Back-Up Unit Rental Payment, as such term is hereinafter defined. For the first two times a Back-Up Unit is rented by Distributor, Distributor shall pay Supplier 50% of the rental fee that it has invoiced to its customer within the same time frame as other Royalty Payments are made from Distributor to Supplier.

e.           In order for Distributor to maintain the benefits of exclusivity conferred by this Agreement on the Distributor, Distributor must submit purchase Orders for 2016 as provided for on Exhibit “C” and must achieve the Run Rate utilization percentages set forth on Exhibit “C”. As used herein, “Run Rate” shall mean the rental rate per foot drilled charged by Distributor for rental of the DNR Units.

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3.	Pricing to Distributor and Terms.

a.           Distributor shall pay Supplier the amounts provided for in Exhibit “D” hereto for the purchase of DNR Units from Supplier, subject to possible adjustment based on Run Rates as set forth on Exhibit “E”. Distributor shall pay Supplier the purchase price for each such Unit within forty five (45) days from invoice date.

b.           In addition to the amounts to be paid by Distributor pursuant to 3.a. above, Distributor shall pay Supplier eight percent (8%) of the gross rental revenues due to Distributor from its customers (the “Rental Revenue Percentage”), excluding revenues attributable to service fees, repair fees and standby charges, taxes, and similar charges collected from such customers, as provided for in Exhibit “E” hereto (the “Royalty Payments”). Distributor shall provide Supplier at the time of invoicing, copies of every invoice and written statement of charges for DNR Units it sends to its customers plus such other written evidence reasonably requested by Supplier as to the determination of the amount of Royalty Payments.

c.           Within a reasonable time after invoicing its customers, but on a monthly basis and usually at the end of the monthly billing cycle, Distributor shall issue a credit to Supplier equal to the Rental Revenue Percentage of the invoiced amount, less applicable taxes, as documented by actual invoices. No sooner than the seventy-fifth (75th) day, but no later than the ninetieth (90th) day, after Distributor invoices its customers, Distributor shall be obligated to pay Supplier by wire transfer or a mutually agreed alternative the amount of the Royalty Payments for the related invoices.

d.           In the event Distributor does not collect, and elects to write off any amounts invoiced to its customers, the amount of the Royalty Payments associated with such written off accounts receivable may be offset against future Royalty Payments due to Supplier hereunder provided that Distributor provides bona fide written evidence of such amounts written off.

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e.           In the event any of Distributor’s customers should make payment to Supplier for the rental of any DNR Units by Distributor, Supplier shall promptly deliver such funds to Distributor.

f.            Upon at least seven (7) days prior written notice to Distributor, Supplier shall have the right, at its sole cost and expense, to audit the books and records of Distributor to verify the amount of the Royalty Payments due to Supplier. In such event, Distributor shall reasonably cooperate with Supplier and provide Supplier such information as reasonably requested by Supplier. In the event any such audit results in a determination of a shortfall or overages, as the case may be, in the correct amount of Royalty Payments to be paid to Supplier, Distributor shall pay Supplier the amount of such shortfall, or Supplier shall pay to Distributor (or credit against future payments due from Distributor) the amount of such overage.

4.             Pricing to Distributor’s Customers. The range of daily rental, per foot, or per well amounts to be charged by Distributor to its customers for lease or rental of DNR Units shall be determined by the size of the DNR tool, the conditions of the geographic market where the tools are deployed, wear expectations and customer acceptance. Distributor shall use commercially reasonable efforts to market the DNR Units at the greatest reasonable price to the customer taking into account prevailing market conditions. Distributor shall consult with Supplier regarding rates to be charged by Distributor to its customers, but Distributor shall make the final determination on prices offered to Distributor’s customers, so long as such determination is reasonable. Distributor may change the rental charges to its customers from time to time; provided, however, that in no event will the rental charges be less than twenty percent (20%) of the per foot prices set forth on Exhibit “E” attached hereto without Supplier’s prior written consent, such consent not to be unreasonably withheld.

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5.	Service. The DNR Units shall be serviced as follows:

a.	Distributor will have the right to provide only basic inspection and connection repair (“Level 1 Service”); and

b.	Supplier will provide cutter replacement (“Level 2 Service”) and refurbishing (“Level 3 Service”).

For Level 2 and Level 3 Service by Supplier, Distributor shall ship Units to Supplier at Supplier’s Vernal, Utah location at Distributor’s sole cost, risk and expense, and Supplier shall ship tools back to Distributor’s locations, at Distributor’s sole cost, risk and expense. Supplier shall return ship to Distributor all Units shipped for Service no later than seven (7) days after receipt of such Units by Supplier. Notwithstanding the foregoing to the contrary, Supplier shall not be obligated to return to Distributor more than ten (10) DNR Units shipped for Level 2 Service nor more than five (5) DNR Units shipped for Level 3 Service in any consecutive seven (7) day period. In the event Distributor requests Supplier to perform Level 2 Service or Level 3 Service in a greater amount of Units than set forth in the previous sentence during any particular week, Supplier shall utilize commercially reasonable efforts to provide such Level 2 Service or Level 3 Service on a timely basis. Supplier shall return ship to Distributor by long-haul freight, unless Distributor gives Supplier a written directive to ship by a more expeditious means, which Supplier shall accommodate. Supplier shall quote Level 2 Service and 3 Service charges to Distributor for each Unit after the Unit is evaluated by Supplier at its location, which charge shall be ten percent (10%) of the price of the DNR Unit to Distributor, unless exceptional wear is noted and Distributor is notified in advance of exceptional service requirements. For 2017 and thereafter, prices for servicing by Supplier shall be reviewed from time to time but not less than annually and the Parties shall conduct good faith discussions and agree on a price taking into account direct labor and material costs as well as reasonable industry standards. If a DNR Unit needs servicing, Distributor shall have the option to decline the servicing of any such DNR Unit after receiving a quote from Supplier and in such event, the Unit shall either be returned to Supplier by Distributor or destroyed by Distributor, in which event, Distributor shall send written notice and reasonable evidence thereof to Supplier.

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6.	Term.

a.           Subject to the Parties’ rights to terminate provided herein, this Agreement shall remain in effect for a period of five (5) years commencing on the Effective Date. Provided Distributor is not in material non-compliance with the provisions of this Agreement, Distributor may elect to extend the Agreement for consecutive 5-year periods by giving Supplier written notice thereof no later than the thirtieth (30th) day before the end of the initial 5-year term or 5-year extension then in effect. The initial 5-year term and each such extension of this Agreement shall be collectively referred to hereinafter as the “Term.”

b.           Notwithstanding the foregoing to the contrary, this Agreement may be terminated before the end of the Term, but only as expressly provided for herein.

7.	Intellectual Property.

a.           Supplier grants to Distributor the exclusive right to use in the Territory in relation to the promotion and marketing of the DNR Units Supplier’s trademarks, details of which are in Exhibit “F” hereto, and any other trademarks used by Supplier in relation to the DNR Units at any time during the Term (the “Trademarks”) and any patent, copyright, design right or other Intellectual Property rights of Supplier as more fully described on Exhibit “F” (collectively, including Trademarks, “Intellectual Property”), to the extent beneficial to Distributor in connection with the performance of its duties or the exercise of its rights under this Agreement. Supplier shall have sole approval over Distributor’s use of Supplier’s Intellectual Property in such promotion and marketing materials.

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b.	Distributor shall not:

i.	Modify the DNR Units or their packaging; or

ii.	Apply for or register as a trademark or as a domain name in the Territory or elsewhere any name or mark which is the same as or similar to any of the Trademarks or any domain name of the Supplier.

Notwithstanding anything to the contrary contained herein, Distributor shall have the right to market and advertise Units as Distributor’s Units or products, without reference to Supplier other than as required by law or as necessary to protect Supplier’s Intellectual Property.

c.           Except as provided in this Agreement, Distributor shall have no rights in respect of any trade names or Trademarks used by Supplier in relation to the DNR Units or of the goodwill associated with them or any other Intellectual Property of Supplier in respect of the DNR Units.

d.           Distributor shall promptly notify Supplier of any actual or threatened infringement in the Territory of any of the Trademarks or any other Intellectual Property of Supplier in respect of the DNR Units within Distributor’s knowledge, and of any claim or threatened claim by any third party that the importation of the DNR Units into the Territory or their lease or rental in the Territory infringes the trademark or other intellectual property rights of any other Person. In the event of any such infringement or claim, Distributor shall at the request and expense of Supplier take all steps reasonably necessary to assist Supplier in taking or resisting any proceedings in relation to the infringement or claim.

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e.           Supplier shall take all steps necessary to maintain the validity of the United States patents relating to the DNR (the “Patents”) and all claims thereunder and its other Intellectual Property related to the DNR and to fully protect and preserve all Supplier Intellectual Property relating to the DNR.

8.	Warranties.

a.	Each Party warrants to the other that:

i.	It has the authority to enter into this Agreement;

ii.	The signatory to this Agreement for and on behalf of the warranting Party is authorized and fully empowered to execute this Agreement on the Party’s behalf;

iii.	The entry into and performance of this Agreement by the warranting Party will not breach any contractual or other obligation owed by the warranting Party to any other Person, any rights of any other Person or any other legal provision;

iv.	The entry into and performance of this Agreement by the warranting Party require no governmental or other approval, or if any such approval is required, it has been obtained; and

v.	The warranting Party will at all times during the Term comply with the terms of, and maintain in force, any necessary governmental or other approvals, consents, notifications, registrations or other legal requirements for the performance by that Party of its obligations under this Agreement.

b.	Supplier warrants to Distributor the following:

i.	Supplier has, and will maintain, the manufacturing capacity to meet the supply needs of Distributor under this Agreement.

ii.	Supplier at the time of delivery will have good title to the DNR Units to be supplied under this Agreement.

iii.	The DNR Units provided by Supplier under this Agreement will comply with all specifications on Exhibit “A” hereto or as otherwise provided herein.

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iv.	The DNR Units provided by Supplier under this Agreement shall be free from defects in material and workmanship and comply with all health, safety and other legal requirements.

v.	All servicing of Units by Supplier shall be performed in a good and workmanlike manner.

vi.	To Supplier’s knowledge, neither the acquisition, importation, nor distribution by Distributor of the DNR Units acquired from Supplier under this Agreement will infringe the patent, design, copyright, trademark or other intellectual property right of any other Person.

vii.	Supplier’s patents relating to the DNR Units (the “Patents”) have not been nor are they now involved in any interference, reissue, reexamination, or opposition proceeding.

viii.	All of the Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use) and are valid and enforceable.

ix.	To Supplier’s knowledge, there is no patent that potentially interferes with any of the Patents nor any application for a patent that would potentially interfere with any of the Patents.

x.	To Supplier’s knowledge, no Patent is infringed or has been challenged or threatened in any way, and none of the products manufactured or sold, nor any process or know-how used, by Supplier infringes or is alleged to infringe any patent or other proprietary right of any other Person.

xi.	All products made, used or sold under the Patents have been marked with the proper patent notice.

xii.	To the best of Supplier’s knowledge, there are no products that compete with the DNR that Supplier is aware of or that Supplier has reason to be aware of except those identified in Exhibit “G” hereto.

xiii.	Supplier has previous disclosed to Distributor its Run Rate history utilizing DNR Units from the period of June 2014 to April 2016.

9.	Support and Training.

a.           In order to assist Distributor with the development of its promotion and marketing materials, Supplier shall initially provide to Distributor (for a reasonable period of time as determined in Supplier’s sole discretion), free of charge, such data and information for Distributor’s brochures, catalogs, manuals and current promotional and advertising information concerning the DNR Units. Supplier will promptly provide to Distributor free of charge all subsequent information, data, and operational knowledge for the DNR that becomes available.

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b.           For a period of sixty (60) days following the Effective Date, Supplier shall provide Distributor with reasonable technical support for the DNR Units at no charge. Following expiration of the sixty (60) day period, Supplier shall have personnel available to answer technical inquiries concerning the DNR Units, but if Distributor requests that Supplier’s technical support personnel travel, Distributor shall pay Supplier a day rate plus reasonable out of pocket expenses incurred by Supplier for such services.

c.           Distributor shall provide all field sales, city sales, local distribution and handling facilities in the Territory. On the Effective Date, Supplier shall provide Distributor with a list of Supplier employees that Supplier deems eligible for hire by Distributor within Distributor’s sole and absolute discretion as sales engineers, city sales and field sales representatives, and any other employee that Supplier designates or recommends. Supplier may submit additional lists of Supplier employees which Supplier deems appropriate for hire by Distributor within Distributor’s sole and absolute discretion. Any hiring of Supplier employees included on any such list or lists shall not be considered a violation of the provisions of Paragraph 14.d of this Agreement.

10.	Default.

a.	Each of the following shall be considered an “Event of Default” by Supplier:

i.	The breach by Supplier of any material provision of this Agreement, which is not remedied by Supplier within thirty (30) days after Distributor gives Supplier notice of the breach or failure; and

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ii.	The insolvency or bankruptcy of Supplier.

b.	Each of the following shall be considered an “Event of Default” by Distributor:

i.	The breach by Distributor of any material provision of this Agreement, which is not remedied by Distributor within thirty (30) days after Supplier gives Distributor notice of the breach or failure; and

ii.	The insolvency or bankruptcy of Distributor.

c.           Notwithstanding the foregoing provisions of this Section 10, if the addressee of a notice of breach or failure is not reasonably able to remedy any breach or failure which is identified in such notice through no fault of the addressee, the breach or failure shall not be considered an Event of Default unless the addressee shall have failed to remedy such breach or failure within a reasonable time for same, so long as the addressee shall have pursued such remedy continuously and with reasonable diligence.

d.           Neither Party may bring any action against the other Party for any breach or failure which does not constitute an Event of Default by the latter.

e.           In case of an Event of Default by a Party (the “Defaulting Party”), the other Party, in addition to any and all other rights and remedies such other Party may have, either at law or in equity, against the Defaulting Party, may terminate this Agreement by giving written notice to the Defaulting Party, indicating the notifying Party’s intent to terminate, stating the effective date of the termination (which must be at least thirty (30) days after the giving of such notice) and identifying the grounds for termination.

11.	Effect of Termination.

a.           The provisions of this Section 11 shall take effect upon the earlier of the end of the Term or termination of this Agreement as otherwise provided for herein.

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b.           Supplier shall have the option to repurchase from Distributor, subject to all existing customer obligations, all, but not less than all, of the DNR Units then owned by Distributor at their current fair market value (the “FMV”), subject to the following provisions:

i.	Transportation shall be at Supplier’s sole cost, risk and expense; and

ii.	Distributor may rent or lease Units to the extent it has accepted orders from customers prior to the date of termination, or in respect of which the Supplier does not exercise its option to repurchase.

Supplier may exercise its option to repurchase only by giving Distributor written notice of such exercise no later than thirty (30) days after termination. If the Parties cannot agree on the FMV of the DNR Units to be repurchased within thirty (30) days, they shall designate an appraiser (the “Appraiser”) to determine the FMV. Such Appraiser shall be designated within thirty (30) days following the expiration of such thirty (30) day period. If the Parties cannot agree on an Appraiser within such thirty (30) day period, the Parties shall contact the American Arbitration Association which shall, after meeting with the Parties, and pursuant to reasonable judgment and its rules of Arbitration, appoint the Appraiser. The Appraiser selected pursuant to the provisions hereof shall be a qualified person with prior experience in the valuation of energy services equipment and that is not an affiliate of either Party. After the determination of the Appraiser, the Distributor shall submit its proposed FMV (the “Distributor’s Value”) and the Supplier shall submit its proposed FMV (the “Supplier’s Value”). The Appraiser shall submit its determination of the FMV to the Parties within thirty (30) days of the date of its selection; provided, however, that the Appraiser must select either the Distributor’s Value or the Supplier’s Value as the final FMV. The determination of the FMV in accordance with the foregoing procedure shall be final and binding upon the Parties. If Supplier does not exercise the option provided for in this paragraph, Distributor shall be entitled to continue the lease or rental of the DNR Units which it then owns, or sell the DNR Units in connection with an assignment of this Agreement as allowed hereby.

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c.           Outstanding unpaid invoices rendered by Supplier shall become immediately payable by Distributor, and invoices in respect of goods ordered prior to termination, but for which an invoice has not been submitted, shall be payable immediately upon submission of the invoice.

d.           Distributor shall cease to promote, market or advertise Units or to make any use of the Trademarks or any other Intellectual Property of Supplier except for the purpose of selling, renting or leasing any DNR Units then in Distributor’s inventory.

e.           Termination shall not affect either Party’s accrued rights, remedies or liabilities under this Agreement or the coming into effect or continuation of any provision of this Agreement that is expressly or by implication intended to come into effect or continue after termination, including but not limited to Sections 13, 14 (for the time set forth specifically therein), 19, 20 and 22 such provisions surviving the termination of this Agreement for a period of five (5) years. If Supplier elects to purchase the DNR Units as provided for hereinabove, the provisions of Section 11.d. shall apply. If Supplier does not elect to repurchase the DNR Units, the provisions hereof facilitating the lease, rental or sale of such Units, including but not limited to provisions pertaining to servicing and intellectual property, shall continue in force and effect with respect to such Units.

12.	Force Majeure.

a.           “Force majeure” means war, emergency, accident, fire, earthquake, flood, storm, industrial strike or other impediment (i) which is beyond the affected Party’s control and (ii) which the affected Party could not reasonably be expected to have avoided or overcome.

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b.           Subject to the Party’s compliance with the notice requirements of paragraph c. immediately below, other than each Party’s payment obligations hereunder, a Party shall not be in breach of this Agreement or otherwise liable to the other Party by reason of any delay in performance or any non-performance of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any force majeure, and the time for performance of such obligation shall be extended by the duration of the event of force majeure.

c.           If an event of force majeure occurs which has affected or may affect the performance of a Party’s obligation under this Agreement, such Party shall notify the other Party within a reasonable time as to the nature and extent of the circumstances in question and their effect on the notifying party’s ability to perform.

d.           If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by force majeure for a continuous period in excess of three (3) months, the other Party may terminate this Agreement by giving written notice to the Party affected by the force majeure, such termination to be effective on a date stated in such notice no earlier that the (30th) days after the date such notice is given.

13.	Indemnity.

a.           Distributor hereby releases Supplier and its Affiliates, owners, officers, directors, managers, employees, agents, contractors (other than Distributor), subcontractors and attorneys (collectively, the “Supplier Group”) and shall indemnify the Supplier Group, hold the Supplier Group harmless, and defend the Supplier Group against any claim, injury, action, loss, liability, penalty, charge or damage, and all costs and expenses of all actions, suits, proceedings, demands, assessments, claims and judgments (including without limitation reasonable attorney, accountant, engineer, consulting and expert fees), whether direct, pending, threatened, contingent or otherwise, suffered or incurred by any of the Supplier Group or any other party, including the “Distributor Group,” as that term is hereinafter defined, arising out of, relating to, or resulting in whole or in part from, (i) the breach of any warranty herein by Distributor; (ii) the failure by Distributor to perform, either in whole or in part, any of its obligations hereunder, or (iii) any breach of duty by any of the Distributor Group, regardless of whether they arise either in whole or in part out of the indemnitee's own negligence.

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b.           Supplier hereby releases Distributor and its Affiliates, owners, officers, directors, managers, employees, agents, contractors (other than Supplier), subcontractors and attorneys (collectively, the “Distributor Group”) and shall indemnify the Distributor Group, hold the Distributor Group harmless, and defend the Distributor Group, against any claim, injury, action, loss, liability, penalty, charge or damage, and all costs and expenses of all actions, suits, proceedings, demands, assessments, claims and judgments (including without limitation reasonable attorney, accountant, engineer, consulting and expert fees), whether direct, pending, threatened, contingent or otherwise, suffered or incurred by any of the Distributor Group or any other party, including the Supplier Group, arising out of, relating to, or resulting in whole or in part from, (i) the breach of any warranty herein by Supplier; (ii) the failure by Supplier to perform, either in whole or in part, any of its obligations hereunder, or (iii) any breach of duty by any of the Supplier Group, regardless of whether they arise either in whole or in part out of the indemnitee's own negligence.

c.	Neither Party shall be liable for exemplary damages.

14.	Non-Disclosure, Non-Compete, and Non-Solicitation.

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a.           Distributor understands and agrees that the DNR Units and accompanying technology constitute highly sensitive, confidential, trade-secret technology and information of a proprietary nature, owned and claimed exclusively by Supplier, and that the disclosure or dissemination of such information reasonably designated in writing by Supplier to be confidential (“Confidential Information”) to any Person other than the Distributor Group would result in irreparable injury, loss, and damage to Supplier. Distributor will keep inviolate and secret and will not directly, indirectly, or otherwise use, disseminate, disclose, publish or make known in any other manner to any Person any Confidential Information, without the written consent of Supplier, except as is consistent with the exercise of its rights as otherwise provided for in this Agreement. Should any Person seek to legally compel disclosure of Confidential Information by Distributor, or by anyone to whom Distributor has transmitted any Confidential Information, by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or otherwise, Distributor shall provide Supplier with prompt written notice sufficient to enable a reasonable attempt by Supplier to obtain a protective order or other appropriate remedy, including participation in any proceeding to the extent necessary to protect the Confidential Information, which at Supplier’s request Distributor will use its best efforts to permit. In any event, Distributor shall furnish only that portion of the Confidential Information which is legally required and will use its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

b.	Other than as set forth below, Supplier shall not:

i.	engage any Person other than Distributor in the sale, lease, rental or service of DNR Units in the Territory; or

ii.	Supply (either by itself or through an agent) any DNR Units to any Person in the Territory other than Distributor;

iii.	Supply any DNR Units to any Person other than Distributor within the Territory or outside the Territory if Supplier knows, or has reason to believe, that such Units are intended for sale, lease, rental or other distribution in the Territory; or

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iv.	Develop or market any product which competes with, or makes obsolete, the DNR tool without offering these products to Distributor as provided for herein.

c.	Distributor shall not:

i.	Seek customers for, establish a warehouse or distribution outlet for, or actively market, the sale, lease, rental or other distribution of any DNR Units outside the Territory;

ii.	Sell, lease, rent or otherwise distribute to any Person in the Territory (either by itself or through an agent) any products that compete with the DNR Units; or

iii.	Sell, lease, rent or otherwise distribute (either by itself or through an agent) any DNR Units to any Person outside the Territory or to any Person in the Territory if Distributor knows or has reason to believe that the Person intends to sell, lease, rent or otherwise distribute the Units outside the Territory.

The Parties understand, acknowledge and agree that (x) Supplier has and will continue to have a contractual obligation with QEP Resources, Inc. (“QEP”), which may include the sale, lease or rental by Supplier to QEP of DNR Units for use by QEP on its rigs within the Territory; and (y) the sale or rental by Supplier of DNR Units will not constitute a breach of this Agreement; provided, however that any future sales or rentals by Supplier to QEP of DNR Units are required to be solely for the use by QEP on its own drilling rigs or drilling rigs for which it is the record operator.

d.           Subject to the provisions of Paragraph 9.c of this Agreement, each Party shall not, and shall cause its respective Affiliates not to, directly or indirectly, hire or cause to be hired, recruit, solicit for employment or otherwise contract for the services of an employee of the other Party; provided, however, that general solicitations, including solicitations by search firms, recruiters or other placement specialists (in each case that are not specifically directed at the employees of the Parties) shall not constitute solicitations for employment in violation hereof, so long as the Party does not hire any employee of the other Party so solicited; provided, further, that the foregoing restrictions shall not apply with respect to any such employee that is no longer, and has not been within the prior six (6) months, an employee of the other Party at the time of hire, recruitment or solicitation.

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e.           The provisions of this Section 14 shall be binding not only on the Parties, but also on their Affiliates and the owners, officers, directors, managers, employees, agents, contractors, subcontractors of the Parties and their Affiliates.

f.            The obligations imposed by this Section 14 shall survive the termination of this Agreement for two (2) years; provided, Section 14(a) shall survive the termination of this Agreement for five (5) years.

15.         Notice. Any notice or payment provided for in this Agreement shall be deemed given only when actually delivered by courier receipted delivery at the recipient's addresses provided in the first Paragraph of this Agreement. Either Party may change its address for notice or payment by giving notice of such change in accordance with this Agreement, which change shall become effective thirty (30) days after such notice is given.

16.         No Partnership or Agency. Nothing in this Agreement shall (i) be deemed to constitute a partnership between the Parties, (ii) constitute either Party the agent of the other for any purpose, or (iii) entitle either Party to commit or bind the other in any manner.

17.         Non-Assignability; Binding Effect. Without the consent of the non-assigning Party, which consent shall not be unreasonably withheld, the rights and obligations under this Agreement may not be assigned or otherwise transferred except (i) as part of the sale of all or substantially all of the assets of the assignor, (ii) as collateral for financing, or (iii) to an Affiliate. This Agreement shall inure to the benefit of the Parties and, except to the extent assignment is prohibited, their successors and assigns.

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18.         Entire Agreement; Modification. This Agreement and the Exhibits attached hereto constitute the entire and fully integrated agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements regarding such subject matter. This Agreement may not be modified or amended except by a writing signed by the Party against whom such modification or amendment is to be enforced.

19.         Choice of Law and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to any conflicts-of-law rule or principle that would require application of the laws of another jurisdiction. Venue for any dispute or controversy under this agreement shall be mandatory in Harris County, Texas.

20.         Attorneys’ Fees. Should any litigation be commenced between the Parties arising out of this Agreement, the transactions contemplated hereby, or the rights and duties in relation thereto, the Party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its reasonable attorneys’ fees in such litigation, which sum shall be determined by the court in such litigation.

21.         Caption Headings. All captions set forth in this Agreement are inserted for convenience of reference only and shall not be deemed a part of this Agreement, nor shall they control or in any way affect the construction, interpretation, or enforcement of this Agreement or any provision hereof or be deemed indicative of the intent of either Party.

22.         Severability. Any provision of this Agreement prohibited or rendered unenforceable by any applicable law or court of any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21

23.         Ethics; Conflicts of Interest. Distributor hereby agrees not to engage in any conduct, which would constitute a violation of any Federal law of the United States or any law applicable in the Territory, including, but not limited to, the Anti-Bribery and Books & Records Provision of The Foreign Corrupt Practices Act 15 U.S.C. §§ 78m, 78dd, and 78ff. Distributor further agrees that it will not, in the course of fulfilling its duties under this Agreement, engage in any conduct which would violate or contradict any state or local law, including, but not limited to, any law applicable to the Territory.

24.         Exhibits. Attached hereto and incorporated herein by reference are the following Exhibits:

Exhibit “A” – DNR Description

Exhibit “B” – Definition of Territory

Exhibit “C” – Purchase of DNR Units

Exhibit “D” – Transfer/Sale Pricing

Exhibit “E” – Run Rate and Rental Revenue Percentage

Exhibit “F” – Trademarks

Exhibit “G” – Owners and Competing Products

25.         Signatures. This Agreement may be executed in multiple counterparts, which when taken together shall constitute a single agreement. Facsimile, PDF, .jpeg and other electronic representations of signatures shall have the dignity, force and effect of an original. This Agreement shall not be binding on any Party signing same unless and until all Parties named herein have signed same.

26.         RELIANCE DISCLAIMER. EACH PARTY confirmS and agreeS that, IN DECIDING WHETHER TO SIGN THIS AGREEMENT, IT has NOT RELIED ON ANY STATEMENT OR REPRESENTATION by THE OTHER PARTY or anyONE ACTING ON BEHALF OF SUCH OTHER PARTY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT THAT IS NOT IN THIS AGREEMENT.

22

27.         Distributor Commissions. In the event Distributor refers a customer or potential customer to Supplier and Supplier is able to sell or rent DNR Units to such customer within the Rocky Mountain States, then in such event, Supplier shall pay Distributor 8% of the gross rental revenues due to Supplier from such customer (the “Supplier Rental Revenue Percentage”) excluding revenues attributable to service and repair fees from Supplier and any standby charges (the “Supplier Royalty Payments”). Supplier shall provide Distributor with written evidence as to the determination of the amount of Supplier Royalty Payments and such other evidence as Distributor reasonably requests. The Parties agree that the procedures described in Section 3(c), 3(d), and 3(e) with respect to credits from paid invoices and refunds thereof shall apply to the Supplier Royalty Payments.

SIGNATURE PAGE FOLLOWS

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EXECUTED effective as of the Effective Date.

SUPPLIER:

HARD ROCK SOLUTIONS, LLC

/s/ Troy Meier
Troy Meier, President and CEO

DISTRIBUTOR:

DRILLING TOOLS INTERNATIONAL, INC.

/s/ Wayne Prejean
Wayne Prejean, President/CEO

24

Exhibit “A”

TO

DISTRIBUTION AGREEMENT

Description of DNR

# DRILL-N-REAM

## Improves Well Bore Quality

Drift diameter
Intended cutting diameter

Enlarges bore hole drift

Check one to optimize your drilling operation:

☐-Eliminate dedicated reamer runs

☐-Reduce torque and drag

☐-Lessen hook loads
- Shorten trip times
- Slash bead and mud friction reducer usage

☐-Diminish downhole vibration

☐-Enhance weight transfer to bit
- Elevate rate of penetration
- Improve differential pressure
- Minimize mud motor failures
- Lower mechanic specific energy
- Increase bit life

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## Technical Specifications

| | |
|---|---|
| Tool Size (ID) | 1 1/2"- 3 3/4" * |
| Tool Size (OD) | 4 3/4"-14 3/4" ** |
| Length | 8'-10' |
| Weight | 350-1,200 lbs. |
| Connections | Any |
| Max Pull | Thread Dependent |

*Tools can be customized for each application
**Tools supplied in 1/16" increment ranges

MADE IN THE
USA

Contact
**Superior Drilling Products**
**435-781-2110**
**SDPI.com**

SUPERIOR
DRILLING PRODUCTS

## Patented Features

- Opposing eccentric reamers with pdc cutters force each other into the formation
- Eccentric design enlarges bore hole drift to 1/16" or 1/8" over bit size
- Progressive blades incrementally shear the formation
- Diamond domes protect the pipe and pdc cutters when rotating in casing
- Profile relief draws formation into pdc cutters more efficiently

**US Patents**
**8,752,649**
**8,813,877**
**8,851,205**
**9,163,460**

DRILL-N-REAM

26

EXHIBIT “B”

TO

DISTRIBUTION AGREEMENT

Definition of Territory

The “Territory” is defined as Canada -Land and Offshore, United States- Land and Offshore (excluding Washington, Montana, North Dakota, South Dakota, Idaho, Utah, Nevada, Colorado, Wyoming, and Nebraska, collectively referred to as the “Rocky Mountain States”) and all Offshore operations in North America (including, but not limited to the North Pacific, North Atlantic, Gulf of Mexico and the Caribbean).

Notwithstanding the foregoing to the contrary, if Distributor and Supplier reach an agreement for the purchase by Distributor of all of Supplier’s then existing fleet of DNR Units, the rights granted Distributor in this Agreement with respect to the Territory shall also apply to the Rocky Mountain States, which shall thereafter be considered for the purposes of this Agreement as included in the Territory.

27

EXHIBIT “C”

TO

DISTRIBUTION AGREEMENT

Purchase of DNR Units

Other than the First Order, Second Order and Third Order as set forth hereinbelow, Distributor shall have no obligation to purchase any DNR Units for which it has not issued a purchase order. However, in order to maintain its exclusive rights in the Territory, Supplier must satisfy the following requirements imposed in this Exhibit.

To maintain exclusivity, the minimum amount to be purchased by Distributor for 2016 shall be an aggregate of $1,500,000 (the “Minimum Amount”), as follows:

First Order. Within seven (7) days of execution of the Agreement, at least one-third (1/3) of the Minimum Amount of DNR Units.

Second Order. On or before July 31, 2016, at least one-third (1/3) of the Minimum Amount of DNR Units. Notwithstanding the foregoing, if on such date the “Rig Count,” as that term is hereinafter defined, in the Territory is at least five percent (5%) less than the “Initial Rig Count,” as that term is hereinafter defined, the minimum for this order shall be reduced by a percentage equal to the aforementioned percentage difference on such date.

Third Order. On or before September 30, 2016, at least one-third (1/3) of the Minimum Amount of DNR Units. Notwithstanding the foregoing, if on such date the Rig Count is in the Territory is at least five percent (5%) less than the Initial Rig Count, the minimum for the Second Order shall be reduced by a percentage equal to the aforementioned percentage difference on such date, Notwithstanding anything contained above, if the Second Order Rig Count in the Territory was less than the Initial Rig Count, and Distributor exercised its option to reduce the minimum for the Second Order, and the Rig Count in the Territory for the Third Order Date is greater than the Second Order Rig Count in the Territory, the amount of the Third Order minimum shall be increased by such percentage increase in the Rig Count; provided, however, notwithstanding the foregoing, the minimum for the Third Order shall be such that the minimum for all three Orders combined shall not exceed $1,500,000.

The Parties agree that the “Initial Rig Count” means 255 rigs. Thereafter, “Rig Count” for the Territory shall be as published in the Tudor Pickering Weekly Roundup or if such Report is no longer available, the Baker Hughes Report, and shall consist of the number of drilling rigs performing horizontal drilling operations within the Territory during the applicable time period.

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On the following dates, for Distributor to maintain the benefits of exclusivity, the Run Rate utilization percentage must be equal to or greater than:

10.0% of the Annual Rig Count in the Territory on June 30, 2016

12.5% of the Annual Rig Count in the Territory on the last day of 2017

17.5% of the Annual Rig Count in the Territory on the last day of 2018

22.5% of the Annual Rig Count calculated on the last day of 2019

27.5% of the Annual Rig Count calculated on the last day of 2020 and each year thereafter during the Term

29

EXHIBIT “D”

TO

DISTRIBUTION AGREEMENT

Transfer/Sale Pricing of DNR Units from Supplier to Distributor (collectively, the “DNR Unit Prices”)

475 DNR	$+++ per tool
675 DNR	$+++ per tool
800 DNR	$+++ per tool

The above stated prices are not inclusive of any applicable sales tax, value added tax or any other similar tax.

Commencing January 1, 2017, Supplier shall have the option within fifteen (15) days thereof, to show Distributor its actual costs of manufacturing the DNR Units (which shall consist of direct material and labor costs) (collectively, the “Manufacturing Costs”) and shall furthermore have the option within fifteen (15) days after each six (6) month time period thereafter to show Distributor the Manufacturing Costs during that six (6) month time period and, if applicable, any changes in the Manufacturing Costs. The Parties agree that if the Manufacturing Costs increase, the DNR Unit Prices may be increased prospectively at the option of Supplier by the same corresponding percentage as that percentage increase in the then existing DNR Unit Prices from the most previous time period.

+++ This information has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

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EXHIBIT “E”

TO

DISTRIBUTION AGREEMENT

Run Rate and Rental Revenue Percentage

No Adjustment in Tool Sales Price nor Rental Revenue Percentage as long as the Run Rate is between the Minimum and Maximum values below.

Rental Price Per Customer

Tool Size	Minimum	Maximum	Rental Revenue Percentage
475 DNR	$+++ per foot	$+++per foot	8%
675 DNR	$+++ per foot	$+++ per foot	8%
800 DNR	$+++ per foot	$+++per foot	8%

If the Run Rate increases above the Maximum Values then the Tool Sales Price and the Rental Revenue Percentage will adjust as follows.

Adjustments for 475 and 675 Series Tools

		475 Series	675 Series
Run Rate		Sales Price	Sales Price	Rental Revenue Percentage
$+++-$+++	per foot	$+++	$+++	9%
˃ $+++-$+++	per foot	$+++	$+++	10%
˃ $+++-$+++	per foot	$+++	$+++	11%
˃ $+++-$+++	per foot	$+++	$+++	12%
˃ $+++-$+++	per foot	$+++	$+++	13%
˃ $+++	per foot	$+++	$+++	14%

Adjustments for 800 Series Tools

		800 Series
Run Rate		Sales Price	Rental Revenue Percentage
$+++-$+++	per foot	$+++	9%
˃ $+++-$+++	per foot	$+++	10%
˃ $+++-$+++	per foot	$+++	11%
˃ $+++-$+++	per foot	$+++	12%
˃ $+++-$+++	per foot	$+++	13%
˃ $+++	per foot	$+++	14%

+++ This information has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

31

EXHIBIT “F”

TO

DISTRIBUTION AGREEMENT

Trademarks

Registered Trademarks:

Ref No.	Mark	Registration	Goods/Services Class	Appln No Filing Date & Country
3039.003.USTM	Drill-n- Ream	U.S. Reg. No. 4,207,933	International Class 7	85/386,210 08/01/2011
United States		Sept 11, 2012		US

Supplemental Register

Registered Patents:

Ref No./Patent No.	Country

3039.002.US	United States

3039.002.PCT	International

3039.002.AU	Australia

3039.002.CA	Canada

3039.002.CN	China

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339.002.EP	Europe

3039.002.MX	Mexico

3039.003.US	United States

3039.003.PCT	International

3039.003.AR	Argentina

3039.006.US	United States

3039.006.USCN	United States

8,752,649	United States

8,813,877	United States

8,851,205	United States

9,163,460	United States

10458AU1	Australia

33

EXHIBIT “G”

TO

DISTRIBUTION AGREEMENT

Owners and Competing Products

Company	Product

Baker Hughes	LedgeX
National Oilwell Varco	Dogleg Reamer
Stabildrill	Ghost Reamer

34